UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 19, 2004

NEXTEL PARTNERS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29633	91-1930918
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Carillon Point
Kirkland, Washington 98033
(425) 576-3600

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Item 5. Other Events and Regulation FD Disclosure.

On May 19, 2004, Nextel Partners, Inc. (the “Company”) issued a press release announcing that in connection with its previously announced consent solicitation commenced in connection with the tender offer for its 11% Senior Notes due 2010 (the “11% Notes”) (CUSIP Nos. 65333FAF4 and 65333FAH0), the Company has accepted for purchase approximately $352.5 million aggregate principal amount of the outstanding 11% Notes, representing approximately 98.8% of the total principal amount of the 11% Notes outstanding immediately prior to the commencement of the tender offer.  The Company has paid $1,123.44 per $1,000 principal value at maturity for any 11% Notes tendered before May 11, 2004 (the “Consent Date”), or total consideration of approximately $396.1 million, excluding accrued and unpaid interest.  The Company has also received the consents necessary to amend the indentures governing the 11% Notes to eliminate certain restrictive covenants and certain related event of default provisions.  The tender offer was funded through a combination of a private placement of senior notes, a refinancing of the Company's wholly-owned subsidiary's existing $375 million tranche B term loan and available cash.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Nothing in this report should be construed as an offer to purchase any outstanding 11% Notes, as such offer is only being made upon the terms and is subject to the conditions set forth in the Offer to Purchase in connection with the tender offer.

The statements in this report regarding future aspects relating to the tender offer and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions, that may cause actual future experience and results to differ materially from the statements made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEL PARTNERS, INC.

Date: May 19, 2004	By:	/s/ John Chapple
John Chapple
Chief Executive Officer and President

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release, dated May 19, 2004, issued by Nextel Partners, Inc.